Exhibit 2.07

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT, dated as of December 1, 2008 (this “Amendment”), is among FEDERATED INVESTORS, INC. (“Federated”), a corporation organized under the laws of The Commonwealth of Pennsylvania with its principal business office located at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, CLOVER CAPITAL MANAGEMENT INC. (“Seller”), a New York corporation organized under the laws of the state of New York with headquarters located at 400 Meridian Centre, Suite 200, Rochester, New York, and those shareholders of Seller identified as signatories to this Amendment (“Owners”). Each Owner who has executed and delivered a Joinder Agreement (the “Joining Owners”) to that certain Asset Purchase Agreement, dated as of September 12, 2008, among Federated, Seller and the Owner Parties identified therein (as amended, modified, supplemented or restated from time to time, the “Agreement”), also is executing this Amendment and shall be a party to this Amendment. Capitalized terms used, but not defined, in this Amendment have the meanings given to such terms in the Agreement.

WITNESSETH:

WHEREAS, Federated, Seller, the Owner Parties identified therein and the Joining Owners (each a “Party” and, collectively, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement to make certain changes to the Agreement relating to (a) the Aggregate Purchase Price Consideration, (b) the severance arrangement relating to a certain employee of Seller who has been terminated by Seller prior to the Closing, and (c) the other matters addressed herein, in each case as contemplated in, and subject to the terms and conditions of, this Amendment.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained in this Amendment, and intending to be legally bound, the Parties agree as follows:

Section 1. Amendments Relating to Aggregate Purchase Price Consideration.

(a) The Parties agree that Section 1.1 of the Agreement shall be, and hereby is, amended as follows:

(i) The following defined terms, and related definitions, are deleted from Section 1.1:

(A)	Measurement Period;

(B)	Seller AUM;

(C)	Seller AUM (Non-Fixed Income);

(D)	Seller Net Investment Advisory Revenue; and

(E)	Seller Net Investment Advisory Revenue (Non-Fixed Income).

(ii) The references to “60%”, “45%” and “30%” in subsections (1)(B)(III), (IV) and (V), respectively, in the definition of “Net Investment Advisory Revenue” are deleted and replaced with “52%”, “30%” and “15%”, respectively.

(iii) The definitions of “Starting Revenue” and “Starting Revenue (Non-Fixed Income) are deleted and replaced in their entirety with the following new definitions:

“Starting Revenue” means $13,995,290.609.

“Starting Revenue (Non-Fixed Income)” means $12,860,000.

(iv) The reference to “1.92924” in the definition of “Tier A Maximum Contingent Payment Amount” is deleted and replaced with “2.402297278”.

(v) The reference to “1.73630” in the definition of “Tier B Maximum Contingent Payment Amount” is deleted and replaced with “1.9334248056”.

(b) The Parties agree that Exhibit B-2 to the Agreement shall be, and hereby is, deleted and replaced in its entirety with the new Exhibit B-2 attached hereto.

Section 2. Amendments Relating to Severance Arrangement.

(a) The Parties agree that Section 2.3 of the Agreement shall be, and hereby is, amended as follows:

(i) The existing clause “(v)” shall be renumbered as clause “(vi)”.

(ii) The following new clause “(v)” shall be inserted after the existing clause “(iv)” and before the word “and”:

(v) any Liabilities arising out of the termination of any individual included within the second paragraph of Section 6.1.2(d)(ii) in accordance with Section 6.1.2(d)(ii);

(b) The Parties agree that Section 6.1.2(d)(ii) of the Agreement shall be, and hereby is, amended by adding the following as the second paragraph in Section 6.1.2(d)(ii):

Federated agrees, with respect to any individual who was terminated by Seller prior to the Closing with prior notification to, and consultation with, Federated (it being agreed that any such individual shall be deemed removed from any list of employees included within any schedule or side letter to this Agreement as of the Closing Date), that (1) to the extent that Seller provides such individual with severance pay on a basis consistent with the severance payments that Federated would have been obligated to make to such individual under the first paragraph of this Section 6.1.2(d)(ii) had such individual become an employee of Federated after the Closing, been terminated “without cause” by Federated within the first eighteen months after the Closing, and had executed the release and waiver required by Federated as contemplated in the first paragraph of this Section 6.1.2(d)(ii), Federated shall promptly reimburse Seller for such severance payments actually made by Seller to such individual up to an amount that Federated would have been obligated to make to such individual under the first paragraph of this Section 6.1.2(d)(ii) (which reimbursement may take place as part of the initial true-up contemplated in Section 2.6 of this Agreement); provided that Seller has presented Federated with reasonable documentation supporting the amount of such reimbursement, and (2) Federated shall be responsible, as “Assumed Liabilities” for purposes of this Agreement, for all Liabilities that may arise out of the termination of such individual by Seller. Any reimbursement for severance payments by Federated under this second paragraph of Section 6.1.2(d)(ii) is contingent upon such individual delivering to Federated a release and waiver of all claims relating to such individual’s employment in form and substance satisfactory to Federated.

Section 3. Other Amendments.

(a) The Parties agree that Section 1.1 of the Agreement shall be, and hereby is, amended by adding the following definition between the defined terms “Anniversary Date Contingent Payments” and “Applicable Law”:

“Annualized October 2008 Investment Advisory Revenue” means, as determined in accordance with GAAP and attributable to Consenting Clients, the annualized gross investment advisory fee revenue earned by Seller (whether as adviser or subadviser) in respect of the net assets of the Transferred Products under management, whether as adviser or subadviser, by Seller during October 2008.

(b) The Parties agree that Section 2.7 of the Agreement shall be, and hereby is, amended by deleting the following language:

and provided, further, that unless otherwise agreed to by the Owner Representative, the Closing shall not occur prior to seventy-five (75) days after the date of this Agreement if Starting Revenue attributable to Consenting Clients is less than $17,582,019.

(c) The Parties agree that Section 7.1(c) of the Agreement shall be, and hereby is, amended by deleting the reference to “Starting Revenue” in the second sentence in the first paragraph of Section 7.1(c) of the Agreement and replacing it with the following language: “Annualized October 2008 Investment Advisory Revenue”.

(d) The Parties agree that Section 7.2(k) of the Agreement shall be, and hereby is, amended by deleting Section 7.2(k) in its entirety and replacing it with the following new Section 7.2(k):

(k) Certificate. Federated shall have received on or before the Business Day prior to the Closing Date a certificate signed by an executive officer of Seller certifying the Annualized October 2008 Investment Advisory Revenue, together with reasonable supporting documentation thereof.

(e) The Parties agree that Section 12(b) of the Agreement shall be, and hereby is, amended by adding the following sentence at the end of Section 12(b):

For the avoidance of doubt, the Parties agree that neither this Agreement nor any other Transaction Document shall be deemed amended, modified or discharged in any way, and (i) Seller’s obligations relating to the Retained Liabilities hereunder shall not be amended, modified or discharged in any way, by any Consent or Contract entered into by Federated or its designated Subsidiaries at the request of Seller, or a counterparty to a Contract with Seller, at any time after the date of this Agreement, in connection with Seller obtaining any Consent in connection the transactions contemplated under this Agreement or any other Transaction Document, that provides that Federated or its designated Subsidiaries assume Retained Liabilities of Seller or Pre-Closing Product Liabilities, and (ii) the obligations of Federated and its designated Subsidiaries relating to the Assumed Liabilities hereunder shall not be amended, modified or discharged in any way, by any Consent or Contract entered into by Seller at any time after the date of this Agreement, in connection with Seller obtaining any Consent in connection the transactions contemplated under this Agreement or any other Transaction Document, that provides that Seller shall remain responsible or liable for any Assumed Liabilities.

(f) The Parties agree that the definition of “Purchase Agreement” in the form of Special Incentive Plan attached to the Agreement as Exhibit A shall be, and hereby is, amended to add the following language to the end of such definition prior to the period (i.e., the punctuation mark): “, as amended by that certain Amendment No. 1 to Asset Purchase Agreement dated December 1, 2008”. The Owner Parties and Joining Owners that have executed and delivered employment agreements that have a Special Incentive Plan attached thereto also agree that the definition of “Purchase Agreement” in such Special Incentive Plan shall be, and hereby is, amended to add the same language (i.e., “, as amended by that certain Amendment No. 1 to Asset Purchase Agreement dated December 1, 2008”) to the end of such definition prior to the period (i.e., the punctuation mark). Finally, each Party agrees that any references to the Agreement in any Transaction Document, employment agreement or other document delivered in connection with the Agreement to which such Party is a party are intended to be to the Agreement as amended by this Amendment.

Section 4. Miscellaneous.

(a) This Amendment shall be effective as of the date first written above upon its execution and delivery by Federated, Seller, the Owner Parties and the Joining Owners.

(b) The Agreement, as amended by this Amendment, shall remain in full force and effect.

(c) This Amendment shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof.

(d) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Once each Party to this Amendment has executed a copy of this Amendment, this Amendment shall be considered fully executed and effective, notwithstanding that all Parties have not executed the same copy.

[Signature Page Follows]

IN WITNESS WHEREOF, Federated, Seller, the Owner Parties and the Joining Owners have executed this Amendment as of the date first written above.

FEDERATED INVESTORS, INC.		OWNER PARTIES:

By:	/s/ Thomas R. Donahue	By:	/s/ Michael E. Jones
Name:	Thomas R. Donahue	Name:	Michael E. Jones
Title:	Chief Financial Officer
		By:	/s/ Geoffrey H. Rosenberger
CLOVER CAPITAL MANAGEMENT INC.		Name:	Geoffrey H. Rosenberger

By:	/s/ Michael E. Jones	By:	/s/ Lawrence R. Creatura
Name:	Michael E. Jones	Name:	Lawrence R. Creatura
Title:	Chief Executive Officer

		By:	/s/ Matthew P. Kaufler
		Name:	Matthew P. Kaufler

		By:	/s/ Richard J. Huxley
		Name:	Richard J. Huxley

		By:	/s/ Stephen J. Carl
		Name:	Stephen J. Carl

		By:	/s/ Paul W. Spindler
		Name:	Paul W. Spindler

		By:	/s/ Stephen K. Gutch
		Name:	Stephen K. Gutch

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

/s/ Albert Yu	/s/ Robert Exler
Albert Yu	Robert Exler

/s/ John Garnish	/s/ Julie Semmel
John Garnish	Julie Semmel

/s/ Daniel Burnside	/s/ Craig Rideout
Daniel Burnside	Craig Rideout

/s/ William Wilson	/s/ Brian Wagner
William Wilson	Brian Wagner

/s/ Joseph Cerqua	/s/ Mark Ganchrow
Joseph Cerqua	Mark Ganchrow

/s/ Stephen Sheflin	/s/ Laura Krebs
Stephen Sheflin	Laura Krebs

/s/ Frederick Minges	/s/ Eileen Byers
Frederick Minges	Eileen Byers

/s/ Timothy Shanahan	/s/ Mary Redfield
Timothy Shanahan	Mary Redfield

/s/ Janice Boyea	/s/ Kimberly Bushman
Janice Boyea	Kimberly Bushman

/s/ Laura Fichter	/s/ Eric Leahy
Laura Fichter	Eric Leahy

/s/ Paula Collins	/s/ Peter Smith
Paula Collins	Peter Smith

/s/ Tracy Kern	/s/ Stephanie Mannella
Tracy Kern	Stephanie Mannella

/s/ David Conolly	/s/ Donna Ludington
David Conolly	Donna Ludington

/s/ Dennis Slimmer	/s/ Jennifer McSorley
Dennis Slimmer	Jennifer McSorley

/s/ Mary Anne DeJohn	/s/ Edward Day
Mary Anne DeJohn	Edward Day

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

EXHIBIT B-2

ILLUSTRATIVE EXAMPLES OF CONTINGENT PAYMENT CALCULATIONS